SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 14, 2004


                       China Cable and Communication, Inc.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                     2-98997-NY                11-2717273
          --------                     ----------                ----------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)


           No. 22 Bei Xin Cun Hou Street, Xiang Shan, Haidian District
                 Beijing 100093, the People's Republic of China
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               (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code: (86) 10-8259 9426

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Item 7. Financial Statements and Exhibits.
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Exhibit
Number            Exhibit Title
------            -------------

99.1              News Release Dated June 14, 2004

Item 9. Regulation FD Disclosure.
---------------------------------

     In a press release dated June 14, 2004, China Cable and Communication, Inc. (the "Company") announced that it has entered into an agreement to acquire, in a number of phases, from Bejijing Zhongminjing Technology Development Co., Ltd., through an arms length commercial transaction, a two core fiber optic backbone network covering 410 cities throughout China. This backbone network covers all 23 provides, 5 autonomous regions, and 4 centrally administrative municipalities. Completion of this transaction is subject to due diligence and third party determination of the values upon which the purchase price will be based.

     The total physical length of 34,800 Km optical fiber was laid and passed the acceptance tests set out by the Ministry of Information Industry ("MII") of the People's Republic of China in November 2000. The acceptance license was issued by MII in the same year. This fiber optics backbone network is not yet equipped with a transmission and switching system. The Company will undertake, or will provide leases to service providers, to fully equip systems for this backbone network in order to provide support to a wide range of communication protocols and services capabilities. The construction cost of the network is estimated at RMB 2 billion (approx. US$235 million). The final contract purchase price of this fiber optic backbone network will be based on the appraised value determined by internationally renowned valuation experts.

     In accordance with General Instruction B.2 of Form 8-K, the information in this report (including the exhibit) shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing. This report does not constitute a determination of whether any information included in this report is material.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 14, 2004                        CHINA CABLE AND COMMUNICATION, INC.



                                            By: /s/ Raymond Ying-Wai Kwan
                                            ------------------------------------
                                            Raymond Ying-Wai Kwan,
                                            Chief Executive Officer

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